EXHIBIT 99

ROWAN COMPANIES, INC.
OFFSHORE RIG UTILIZATION
JANUARY 2005

	Units *	Utilization

Gorilla Jack-ups:
Gulf of Mexico	5	100%
North Sea	2	87%
Total	7	96%

Other Jack-ups:
Gulf of Mexico	17	98%

Semi-submersible:
Gulf of Mexico	1	100%
Total	25	97%

* Number of units at January 31, 2005

Note: Only revenue-producing days are used in computing rig utilization. The revenue related to Gorilla VII (located in the North Sea) is being deferred until collection.